TD SYNNEX Announces Upcoming Retirement of Hau Lee from Board of Directors

FREMONT, Calif., & CLEARWATER, Fla. – Jan. 15, 2025 – TD SYNNEX (NYSE: SNX) today announced the upcoming retirement of Hau Lee from its Board of Directors (the “Board”). Lee, who has served as a Director of TD SYNNEX since 2012, will retire from the Board when his current term of office expires, effective at TD SYNNEX’s 2025 Annual Meeting of Stockholders.
“Hau has provided invaluable leadership and expertise that have significantly contributed to TD SYNNEX's growth and success,” said Ann Vezina, Chair of the TD SYNNEX Board of Directors. “We are grateful for Hau's dedication and commitment to the company, and we wish him all the best in his retirement.”
“I have been honored to work with the TD SYNNEX directors and executive leadership team during my tenure on the Board. As I retire, I look forward to seeing how the company continues to innovate and lead the industry,” Lee said.
In addition to serving on the TD SYNNEX board, Lee is the Thoma Professor of Operations, Information and Technology at the Graduate School of Business at Stanford University and the Co-Director of the Stanford Value Chain Innovation Initiative. His career includes election to the National Academy of Engineering of the U.S.; Fellow of Manufacturing and Service Operations Management; Production and Operations Management Society; and INFORMS. Lee also is a co-founder of DemandTec, Inc. and serves on the board of directors of Silvaco Group, Inc. and Lion Rock Group Limited.
He received his Bachelor of Social Science degree in Economics and Statistics from the University of Hong Kong, his Master of Science degree in Operational Research from the London School of Economics, and his Master of Science and Doctor of Philosophy degrees in Operations Research from the Wharton School of the University of Pennsylvania.
About TD SYNNEX
TD SYNNEX (NYSE: SNX) is a leading global distributor and solutions aggregator for the IT ecosystem. We’re an innovative partner helping more than 150,000 customers in 100+ countries to maximize the value of technology investments, demonstrate business outcomes and unlock growth opportunities. Headquartered in Clearwater, Florida, and Fremont, California, TD SYNNEX’s over 23,000 co-workers are dedicated to uniting compelling IT products, services and solutions from approximately 2,500 best-in-class technology vendors. Our edge-to-cloud portfolio is anchored in some of the highest-growth technology segments including cloud, cybersecurity, big data/analytics, AI, IoT, mobility and everything as a service. TD SYNNEX is committed to serving customers and communities, and we believe we can have a positive impact on our people and our planet, intentionally acting as a respected corporate citizen. We aspire to be a diverse and inclusive employer of choice for talent across the IT ecosystem. For more information, visit www.TDSYNNEX.com or follow us on LinkedIn, Facebook and Instagram.
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TD SYNNEX Corporate Communications
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